UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PECO II, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

April 4, 2008

TO PECO II, INC. SHAREHOLDERS:

This year’s Annual Meeting of Shareholders of PECO II, Inc. will be held at 9:00 a.m., local time, Tuesday, May 6, 2008, at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio.

As in the past, there will be an informal discussion of our activities, during which time your questions and comments will be welcomed.

We hope that you are planning to attend the annual meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

On behalf of the directors and management of PECO II, I would like to thank you for your continued support and confidence.

Sincerely yours,

JOHN G. HEINDEL

Chairman of the Board, President

Chief Executive Officer, Chief Financial Officer and

Treasurer

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PECO II, Inc. will be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Tuesday, May 6, 2008, at 9:00 a.m. local time, for the following purposes:

1.	To elect three directors in Class II for three-year terms and until their successors are duly elected and qualified;

2.	To approve a shareholder resolution to authorize the Board of Directors, in its sole and absolute discretion without further action of the shareholders, to amend the Company’s Amended and Restated Articles of Incorporation to implement a reverse stock split of the Company’s common shares, without par value, at a ratio of 1-for-10 at any time prior to December 31, 2008 (the “Reverse Split”);

3.	To consider and act upon any other matters which may properly come before the annual meeting or any adjournment or postponement thereof.

Holders of common shares of record at the close of business on March 26, 2008 are entitled to receive notice of and to vote at the annual meeting.

By Order of the Board of Directors,

GUY KEVIN BORDERS

Vice President of Marketing & Product

Development and Secretary

April 4, 2008

Please fill in and sign the enclosed proxy and

return the proxy in the enclosed envelope.

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

PROXY STATEMENT

Mailed on or about April 4, 2008

Annual Meeting of Shareholders to be held on May 6, 2008

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of Shareholders to be held on May 6, 2008, and any adjournment or postponement thereof. The time, place, and purposes of the annual meeting are stated in the notice of annual meeting of shareholders, which accompanies this proxy statement.

The accompanying proxy is solicited by our Board of Directors. All validly executed proxies received by our Board of Directors pursuant to this solicitation will be voted at the annual meeting, and the directions contained in the proxies will be followed in each instance. If no directions are given, the proxy will be voted “FOR” the election of the three nominees for director in Class II listed on the proxy, “FOR” the shareholder resolution authorizing the Board of Directors, in its sole and absolute discretion without further action of the shareholders, to amend the Company’s Amended and Restated Articles of Incorporation to implement the Reverse Split, and, with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or at the their discretion.

Any person giving a proxy pursuant to this solicitation may revoke it. You may, without affecting any vote previously taken, revoke a proxy by giving notice to us in writing or in person at the annual meeting or by a duly executed proxy bearing a later date.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, facsimile and personal interview. We also may retain a third party to aid in the solicitation of proxies.

VOTING RIGHTS

The record date for determination of shareholders entitled to vote at the annual meeting was the close of business on March 26, 2008. On that date, we had 27,487,297 common shares, without par value, outstanding and entitled to vote at the annual meeting. Each common share is entitled to one vote.

At the annual meeting, in accordance with the General Corporation Law of Ohio and our Amended and Restated Code of Regulations, the inspectors of election appointed by our Board of Directors for the annual meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and our Amended and Restated Code of Regulations, holders of shares entitling them to exercise a majority of the voting power of the company, present in person or by proxy at the annual meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for these purposes.

Nominees for election as directors receiving the greatest number of votes will be elected directors. Votes that are withheld or broker non-votes in respect of the election of directors will not be counted in determining the outcome of the election. Pursuant to our Amended and Restated Articles of Incorporation, shareholders do not have cumulative voting rights.

Approval of Proposal No. 2, the shareholder resolution authorizing the Board of Directors, in its sole and absolute discretion without further action of the shareholders, to amend the Company’s Amended and Restated Articles of Incorporation to implement the Reverse Split, will require the affirmative vote of a majority of the Company’s issued and outstanding common shares. Votes may be cast in favor of, against, or abstaining from Proposal No 2. Broker non-votes and abstentions have the effect of a vote against Proposal No. 2.

Pursuant to our Amended and Restated Code of Regulations, all other questions and matters properly brought before the annual meeting will be decided, unless otherwise provided by law, by our Amended and Restated Articles of Incorporation or by our Amended and Restated Code of Regulations, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. In voting for such proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal. Please note that your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be voted on at the annual meeting. As a result, if you do not provide your broker or nominee specific instructions, your shares may not be voted in such matters.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 1, 2008, through the exercise of any stock option or other right. Unless otherwise indicated, each person named below has sole voting power and investment power with respect to the number of shares set forth opposite his or her respective name.

Ownership of Common Shares by Principal Shareholders

The following table shows information regarding beneficial ownership of our common shares as of February 1, 2008, unless otherwise indicated, by each person or group which is known by us to own beneficially more than 5% of our common shares.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent Owned
Delta International Holding Ltd.(2)	18,611,118	45%
Austin W. Marxe and David M. Greenhouse(3)	3,489,021	12.7%
Matthew P. Smith(4)	2,817,450	10.2%
Linda H. Smith(5)	2,817,450	10.2%
Skiritai Capital LLC(6)	2,304,960	8.4%
James L. Green(7)	2,234,314	8.1%
Mary Janet Green(8)	1,984,314	7.2%

(1)

The address of Delta International Holding Ltd. is Scotia Center, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands. The address for Austin W. Marxe and David M. Greenhouse is 153 East 53rd Street, 55th Floor, New York, NY 10022. The addresses for Mr. and Mrs. Smith and Mr. and Mrs. Green are c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833. The address of Skiritai Capital LLC is 388 Market Street, Suite 700, San Francisco, CA 94111.

(2)	Based on information provided in a Schedule 13D filed on April 7, 2006 by Delta International Holding Ltd., Delta Electronics, Inc. and Delta Products Corporation. Delta International Holding Ltd.’s ownership includes an estimated 13,870,743 common shares that are issuable upon the exercise (assuming exercise on February 8, 2008) of a warrant (the “Warrant”). The actual number of common shares to be issued upon exercise of the Warrant will not be determined until five days prior to the exercise date of such Warrant.

(3)	Based on information provided in a Schedule 13G/A filed on February 13, 2008, by Austin W. Marxe and David M Greenhouse, controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P., and the general partner of Special Situations Fund QP, L.P. Marxe and Greenhouse share voting and investment power over 1,053,183 common shares owned by Special Situations Cayman Fund, L.P., 2,245,930 common shares owned by Special Situations Fund III QP, L.P. and 189,908 common shares owned by Special Situations Fund III, L.P.

(4)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 1,317,450 shares held by Mr. Smith and his spouse, Linda H. Smith, as joint tenants, 1,000,000 common shares held by Ashwood I, LLC and 500,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(5)	Ms. Smith’s ownership includes 1,317,450 common shares held by Ms. Smith and her spouse, Matthew P. Smith, as joint tenants, 1,000,000 common shares held by Ashwood I, LLC, and 500,000 common shares held by Ashwood II, LLC. Ms. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(6)	Based on information provided in a Schedule 13G filed on October 11, 2007 by Skiritai Capital LLC (“Skiritai”), Leonidas Opportunity Fund L.P. (“Leonidas Fund”), Leonidas Opportunity Offshore Fund Ltd. (“Leonidas Offshore Fund”), Russell R. Silvestri (“Silvestri”), and Lyron L. Bentovim (“Bentovim”). Skiritai serves as the general partner of the Leonidas Fund and investment manager of the Leonidas Offshore Fund. Silvestri and Bentovim are Managing Directors of Skiritai.

(7)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 1,880,700 common shares held by The Green Family Trust and 103,614 held by The Green Charitable Trust, both over which he shares voting and dispositive power with his spouse Mary Janet Green. Mr. Green’s ownership also includes 250,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(8)	Ms. Green’s ownership includes 1,880,700 common shares held by the Green Family Trust and 103,614 held by the Green Charitable Trust, both over which she shares voting and dispositive power with her spouse, James L. Green.

Ownership of Common Shares by Management

The following table shows information regarding beneficial ownership of our common shares as of February 1, 2008, unless otherwise indicated, by each director, the nominee for election as a director, each of the officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent Owned
Guy Kevin Borders(2)	232,000	*
Jacquie Boyer(3)	80,000	*
Albert Chang(4)	—	—
Sandra A. Frankhouse(5)	253,118	*
James L. Green(6)	2,234,314	8.1%
John G. Heindel(7)	859,347	3.1%
E. Richard Hottenroth(8)	132,750	*
Miles A. McIntosh(9)	330,000	1.2%
Gerard B. Moersdorf, Jr.(10)	10,000	*
Richard W. Orchard(11)	7,500	*
R. Louis Schneeberger(12)	30,000	*
Matthew P. Smith(13)	2,817,450	10.2%
Thomas R. Thomsen(14)	30,000	*
All directors and executive officers as a group (11 persons)(15)	6,433,361	22.5%

*	Less than 1%.

(1)	The address of the directors and executive officers listed is c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833.

(2)	Mr. Borders is our Vice President of Marketing & Product Development and Secretary. Mr. Borders’s ownership includes 182,000 shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(3)	Ms. Boyer is our Vice President of Sales. Ms. Boyer’s ownership includes 80,000 shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(4)	Mr. Chang is a director of PECO II.

(5)	Ms. Frankhouse was formerly our Chief Financial Officer, Treasurer, and Secretary. Ms. Frankhouse’s ownership includes 90,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options. Ownership information is as of December 31, 2007, the date of Ms. Frankhouse’s resignation. To our knowledge, Ms. Frankhouse has pledged 7,000 shares as security.

(6)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 1,880,700 common shares held by The Green Family Trust and 103,614 shares held by The Green Charitable Trust over which he shares voting and dispositive power. Mr. Green’s ownership also includes 250,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(7)	Mr. Heindel is our Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer. Mr. Heindel’s ownership includes 500,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(8)	Mr. Hottenroth is a director of PECO II. Mr. Hottenroth’s ownership includes 20,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options. Mr. Hottenroth’s ownership does not include 65,000 common shares held by his spouse.

(9)	Mr. McIntosh was formerly our Vice President of Operations. Mr. McIntosh’s ownership includes 330,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options. Ownership information is as of January 31, 2008, the effective date of Mr. McIntosh’s resignation.

(10)	Mr. Moersdorf, Jr. is a director of PECO II.

(11)	Mr. Orchard is a director of PECO II.

(12)	Mr. Schneeberger is a director of PECO II. Mr. Schneeberger’s ownership includes 20,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(13)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 1,317,450 shares held by Mr. Smith and his spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC and 500,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(14)	Mr. Thomsen is a director of PECO II. Mr. Thomsen’s ownership includes 20,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

(15)	Ownership of all directors and executive officers as a group includes an aggregate of 1,072,000 common shares issuable within 60 days after February 1, 2008 upon the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal No. 1)

The authorized number of our directors presently is fixed at nine. As required by our Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes of directors. The term of office of one class of directors expires each year, and at each annual meeting of shareholders the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years. There are currently three directors in each of Class I, Class II, and Class III.

The term of office of Class II of the Board of Directors expires at this year’s annual meeting of shareholders. The term of office of the persons elected directors in Class II at this year’s annual meeting will expire at the time of the annual meeting held in 2011. Each director in Class II will serve until the expiration of that term or until his or her successor shall have been duly elected. The Board of Director’s nominees for election as Class II directors are Albert Chang, John G. Heindel, and Thomas R. Thomsen.

The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the annual meeting or any adjournment or postponement thereof for the election as directors of the three nominees unless the shareholder instructs, by marking the appropriate space on the proxy, that authority to vote is withheld. Each of the nominees has indicated his or her willingness to serve as a director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

Nominees for Election as Class II Directors — Terms Expire in 2011

Albert Chang, age 47 — Director since 2006.

Albert Chang has served as General Manager of the Energy Solutions Business Group of Delta Electronics, Inc., Taipei, Taiwan, since January 2008. Mr. Chang also served as Delta’s General Manager, Power Systems Business Group II from November 2003 to December 2007, General Manager, Telecom Power Division from October 2001 to October 2003 and the Deputy General Manager from August 1998 to September 2001. He served as Delta’s Director, Adapter Products from July 1994 to July 1998.

John G. Heindel, age 53 — Director since 2005.

John G. Heindel became Chairman of the Board of Directors of our Company in June 2006, President and Chief Executive Officer of the Company in July 2005, and Chief Financial Officer and Treasurer in January 2008. Prior to his service with the Company, Mr. Heindel provided strategic consulting services since June 2003 to various companies interested in making acquisitions in the communications industry. Prior to his work as a consultant, Mr. Heindel spent more than 22 years with Lucent Technologies and its predecessor companies, most recently as the Company’s President, Worldwide Services.

Thomas R. Thomsen, age 72 — Director since 2003.

Thomas R. Thomsen is a veteran of more than 45 years in the telecommunications industry. His career includes 32 years with Western Electric/AT&T, where he held responsibilities for manufacturing, services, marketing, sales and administration at the senior executive level. After retiring from AT&T in 1990, he served as Chairman of the Board and CEO of Lithium Technology Corp., a publicly held development stage company, from August 1995 to November 1999. Mr. Thomsen currently serves on the board of EFJ Inc., where he has been a director since July 1995, and the Executive Committee For The University of Nebraska Technology Park. Previously, he served on the boards of Western Electric, Sandia Corp, Olivetti Inc., AT&T Credit Corp., Lithium Technology Corp, and Rensselaer Polytechnic Institute.

Class III Directors Continuing in Office — Terms Expire in 2009

James L. Green, age 80 — Director since 1988.

James L. Green was one of the founders of PECO II in 1988, served as Chairman of the Board of Directors until July 2001, served as Chief Executive Officer from 1988 to 1990 and April 2003 to June 2006, and as the President from 1989 to 1990 and April 2003 to June 2006. Mr. Green has over 50 years of experience in the communications industry. From 1983 to 1988, Mr. Green also worked as a management consultant in the international communications industry. From 1983 to 1985, Mr. Green was President and Chief Executive Officer of NovAtel Communications, Ltd. in Calgary, Canada. From 1953 to 1983, Mr. Green served in various capacities with the Power Equipment Company, North Electric Company and ITT, the predecessor businesses of PECO II, Inc.

Richard W. Orchard, age 54 — Director since 2006.

Mr. Orchard is a retired telecommunications executive with over 25 years experience in sales, operations and general management. Mr. Orchard most recently served as Chief Transition Officer of Sprint Nextel Corporation in connection with the merger of Sprint and Nextel Communications, Inc. from December 2004 until late 2005. Prior to his role as Chief Transition Officer, Mr. Orchard served as Nextel’s Senior Vice President and Chief Service Officer and prior to that as Eastern Regional President. Prior to joining Nextel, Mr. Orchard also served in various capacities for AirTouch and PacTel for 10 years and Motorola Communications for five years. Mr. Orchard is also a director of Grande Communications Holdings, Inc., a company subject to the reporting requirements of Section 15(d) of the Securities Act of 1934, as amended.

Matthew P. Smith, age 54 — Director since 1994.

Matthew P. Smith served as the Chairman of the Board from July 2001 until July 2005. Mr. Smith was employed by PECO II in various capacities between 1989 and May 2004, including as Chief Executive Officer from 1998 to June 2002, and as our President from 1998 to July 2001. From 1996 to 1998, he served as Executive Vice President, from 1991 to 1998, he served as Secretary, and from 1990 to 1998 he served as Treasurer.

Class I Directors Continuing in Office — Terms Expire in 2010

E. Richard Hottenroth, age 71 — Director since 1997.

E. Richard Hottenroth has been a member of the firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. since 1961. Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. provides legal services to PECO II.

Gerard B. Moersdorf, Jr., age 56 — Director since 2006.

Gerard B. Moersdorf, Jr. is the founder and innovator behind a start-up company called ACScout that has been highly successful from its inception in late 2006. He was also the founder of Applied Innovation Inc., which was acquired by Kentrox, Inc. in May 2007. Mr. Moersdorf served as Applied Innovation’s Chairman of the Board from 1986 to May 2007, President, Chief Executive Officer, and Treasurer from 1986 to 2000 and as its President and Chief Executive Officer from August 2002 to January 2005.

R. Louis Schneeberger, age 53 — Director since 2003.

Since January 2008, R. Louis Schneeberger has been a Partner and Managing Director of Knowledge Investment Partners, an alternative investment firm focused on the education sector with offices in Cleveland, New York, San Francisco and Geneva. From November 2005 to December 2007, R. Louis Schneeberger was an independent consultant who focused on assisting in several mergers and acquisitions and performing the Chief

Financial Officer function for a Cleveland based large private company. From February 2004 to November 2005, Mr. Schneeberger served as Chief Financial Officer for OM Group, Inc, a $1.3 billion international producer of metal-based specialty chemicals. Mr. Schneeberger is an experienced public-company executive with a background in public accounting and as a strategist, turnaround specialist, and business advisor. He was Chief Financial Officer and a director of Olympic Steel, Inc. (NASDAQ: ZEUS) from 1987 to 2000 and Chairman of the Board and audit committee of Royal Appliance Manufacturing Company (NYSE: RAM) from July 1995 to April 2003. He began his career with Arthur Andersen (1977 to 1987).

The Board of Directors unanimously recommends a vote “FOR” the three nominees as Class II Directors whose three-year term will expire in 2011. Your proxy will be so voted unless you specify otherwise.

RESOLUTION AUTHORIZING THE BOARD OF DIRECTORS TO AMEND THE

COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO

IMPLEMENT A REVERSE SPLIT OF THE COMPANY’S COMMON SHARES, WITHOUT

PAR VALUE, AT A RATIO OF 1-FOR-10 AT ANY TIME PRIOR TO DECEMBER 31, 2008

(Proposal No. 2)

General

Our Board of Directors has approved and is seeking shareholder approval of a resolution to authorize the Board of Directors, in its sole and absolute discretion without further action of the shareholders, to amend the Company’s Amended and Restated Articles of Incorporation (the “Amendment”) to implement a reverse stock split of the Company’s common shares, without par value, at a ratio of 1-for-10 at any time prior to December 31, 2008 (the “Reverse Split”).

If our shareholders approve this proposal, our Board of Directors will have the authority, but not the obligation, in their sole and absolute discretion, and without further action on the part of the shareholders, to effect the approved Reverse Split by filing the Amendment with the Delaware Secretary of State. If the Amendment has not been filed with the Delaware Secretary of State by the close of business on December 31, 2008, our Board of Directors will abandon the Amendment constituting the Reverse Split.

The reason we want to effect the Reverse Split is to increase the market price per share of our common stock in order to maintain the listing of our common stock on the NASDAQ Capital Market. See “Reasons for the Reverse Stock Split.” We believe that maintaining the listing of our common stock on the NASDAQ Capital Market is in the best interests of our shareholders.

If the Reverse Split is implemented, the Amendment would not reduce the authorized number of our common shares, without par value. Except for any changes as a result of the treatment of fractional shares, each shareholder will hold the same percentage of common shares outstanding immediately after the Reverse Split as such shareholder held immediately prior to the Reverse Split.

Reasons for the Reverse Split

The reason we want to effect the Reverse Split is to increase the market price per share of our common stock. Our common stock has been traded on what is now known as the NASDAQ Capital Market since June 2003, and prior to that was traded on the NASDAQ National Market since our initial public offering in August 2000. One of the requirements for continued listing on the NASDAQ Capital Market is that shares retain a $1.00 minimum bid price. The price of our common stock has not been above $1.00 per share since December 2006. On February 13, 2007, we received a notice from NASDAQ stating that we had 180 calendar days (until August 13, 2007) to regain compliance with the minimum bid price requirement. On August 14, 2007, we received a second notice from NASDAQ informing us that pursuant to NASDAQ’s previous communication, dated February 13, 2007, the Company had not regained compliance with minimum closing bid price requirement, and that NASDAQ has granted the Company an additional 180 calendar days (until February 7, 2008) to regain compliance with the $1.00 per share minimum closing bid price requirement.

On February 8, 2008, we received a notice from NASDAQ informing us that we had not regained compliance with minimum closing bid price requirement, and that the Company’s common stock would be suspended on February 20, 2008, unless the Company requests an appeal of this determination by appealing to a NASDAQ Listing Qualifications Panel (the “Panel”). We requested a written appeal on February 13, 2008, and a hearing was set for March 20, 2008. The Reverse Split was the primary focus of our written presentation to the Panel of our Plan to regain compliance with the $1.00 per share minimum closing bid price requirement. According to NASDAQ, the Panel usually takes 30 days after the hearing to issue its decision and had not done so by date of this proxy statement.

We believe that maintaining the listing of our common stock on the NASDAQ Capital Market is in the best interests of PECO II and our shareholders. Listing on the NASDAQ Capital Market increases the liquidity of PECO II common stock and may minimize the spread between the “bid” and “ask” prices quoted by market makers. Further, maintaining our NASDAQ Capital Market listing may enhance our access to capital that is necessary to fund our operations. A delisting from the NASDAQ Capital Market will also make us ineligible to use Securities and Exchange Commission (“SEC”) Form S-3 to register the sale of shares of our common stock or to register the resale of our securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital.

Form S-3 generally allows the registration statement to be continuously updated through the incorporation by reference of our periodic SEC filings. We are a party to one registration rights agreement which requires us to maintain the effectiveness of registration statements relating to the resale of common shares, and common shares issuable upon the exercise of outstanding warrants, held by Delta International Holding Ltd. This registration statement is currently on Form S-3. If we are ineligible to use Form S-3, we will need to file new registration statements on some other permitted Form which may not permit incorporation by reference of the information in our periodic SEC filings. Maintaining the effectiveness of such registration statements and keeping the information contained therein current and up to date will become extremely difficult, time-consuming and expensive. Under the applicable registration rights agreements, we could become subject to damages upon and during the continuance of any such failure. We would also incur additional costs under state blue-sky laws to sell equity if we are delisted.

We also believe that the increased market price of our common stock expected as a result of implementing a Reverse Split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed Reverse Split given the reduced number of shares that would be outstanding after the Reverse Split.

For the above reasons, we believe that having the ability to effect the Reverse Split will help us regain and maintain compliance with the NASDAQ listing requirements, could improve the marketability and liquidity of our common stock, and allow us to continue to use Form S-3 for the registration of the sale of our shares, and is therefore in the best interests of PECO II and our shareholders.

However, we cannot assure you that the Reverse Split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to PECO II is varied. In addition, we cannot assure you that the Panel will grant the company a conditional listing to effectuate the Reverse Split and regain compliance with the minimum per share bid price. Accordingly, we cannot assure you that we will be able to maintain our NASDAQ listing after the Reverse Split is effected or that the market price per share after the Reverse Split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future performance. We also cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if after the Reverse Split the market price per share of our common stock remains in excess of $1.00.

Board Discretion to Implement the Reverse Split

If the Reverse Split is approved by our shareholders, it will be effected, if at all, only upon a determination by our Board of Directors that a Reverse Split is in the best interests of our shareholders. Notwithstanding approval of the Reverse Split by our shareholders, our Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the Reverse Split prior to December 31, 2008, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the amendments prior to December 31, 2008, shareholder approval again would be required prior to implementing any subsequent reverse stock split.

Effects of the Reverse Stock Split

Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of our outstanding common stock immediately following the Reverse Split as that shareholder held immediately prior to the reverse stock split. On February 1, 2008, we had 27,487,297 shares of our common stock outstanding and 122,512,703 shares of common stock that were authorized but unissued. Our Board of Directors has reserved for possible future issuance approximately 13,827,878 common shares of common stock for issuance upon the exercise of outstanding warrants, 3,935,096 common shares of common stock for issuance for future grants and upon exercise of options granted under our Amended 2000 Performance Plan and 247,303 shares of common stock for issuance under our Employee Stock Purchase Plan. All of these share numbers will be adjusted in the ratio of the Reverse Split.

After the effective date of the proposed Reverse Split, each shareholder will own a reduced number of shares of our common stock. For example, every 10 common shares that a shareholder owns will be combined and converted into a single common share. We estimate that, following the Reverse Split, we would have approximately the same number of shareholders. Except for any changes as a result of the treatment of fractional shares, the completion of the Reverse Split alone would not affect any shareholder’s proportionate equity interest in PECO II. By way of example, a shareholder who owns a number of shares that, prior to the Reverse Split, represented 1% of our outstanding common shares would continue to own 1% of our outstanding shares after the Reverse Split. The Reverse Split will not reduce your ownership interest except as a result of the treatment of fractional shares as specified below. The Reverse Split may, however, increase the number of shareholders of PECO II who own “odd lots” of less than 100 of our common shares. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Because the Reverse Split will result in a reduction in the number of our outstanding common shares, the Reverse Split will be accompanied by a corresponding decrease in the total number of issued shares; however, it will not result in a reduction in the number of common shares that our Board of Directors is authorized to issue under our Amended and Restated Articles of Incorporation. The amendment will also not affect the number of authorized serial preferred shares which PECO II may issue, which shall remain at 5,000,000 shares. There are no shares of preferred stock outstanding.

The table below illustrates the approximate percentage reduction in the outstanding common shares as a result of the Reverse Split, the approximate number of common shares that would remain outstanding following the Reverse Split, the approximate number of common shares that would remain authorized following the Reverse Split and the approximate number of common shares that would remain authorized but unissued following the Reverse Split. The information in the following table is based on the 27,487,297 common shares outstanding as of February 1, 2008.

Proposed Reverse Split	Percentage Reduction in Outstanding Common Shares	Approximate Common Shares Outstanding after the Reverse Split	Total Shares Authorized after the Reverse Split	Common Shares Authorized after the Reverse Split	Preferred Shares Authorized after the Reverse Split	Post-Split Common Shares to be Authorized but Unissued after the Reverse Split
1 for 10	90%	2,748,729	155,000,000	150,000,000	5,000,000	147,251,271

Treatment of Fractional Shares

No fractional common shares will be issued as a result of the Reverse Split. Instead, shareholders who otherwise would be entitled to receive a fractional common share as a consequence of the Reverse Split, upon surrender to the exchange agent of the certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sale price of our common shares on the business day immediately preceding the effective date of the Reverse Split as reported on the NASDAQ Capital Market by (ii) the number of our common shares of our common stock held by the shareholder that would otherwise have been exchanged for the fractional share interest.

Effect of the Reverse Stock Split on Options and Warrants

The number of common shares subject to our outstanding options and warrants will automatically be reduced in the same ratio as the Reverse Split. The per share exercise price of those options and warrants will also be increased in direct proportion to the Reverse Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options and warrants will remain unchanged. For example, assume that an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share. On the effectiveness of the Reverse Split, the number of shares subject to that option would be reduced to 100 shares and the exercise price would be proportionately increased to $10.00 per share. In connection with the Reverse Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. In addition, the proposed Reverse Split will reduce the number of shares of common stock available for future issuances under our Amended 2000 Performance Plan in proportion to the 1-for-10 Reverse Split ratio.

Exchange of Stock Certificates

The combination of, and reduction in, the number of our outstanding shares as a result of the Reverse Split will occur automatically on the date that the selected amendments to our Amended and Restated Articles of Incorporation effectuating the Reverse Split are filed with the Secretary of State of the State of Ohio (referred to as the effective date), without any action on the part of our shareholders and without regard to the date that stock certificates representing the shares prior to the Reverse Split are physically surrendered for new stock certificates.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for our common shares to be used in forwarding such certificates for surrender and exchange for certificates representing the number of our common shares such shareholder is entitled to receive as a result of the Reverse Split. Our transfer agent will act as exchange agent for purposes of implementing the exchange of the stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each shareholder should surrender the certificates representing our common shares prior to the Reverse Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of our common shares that he or she holds as a result of the Reverse Split. No new certificates will be issued to a shareholder until the shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed transmittal form to the exchange agent. Shareholders should not destroy any stock certificates and should not submit their stock certificates until they receive a transmittal form from our transfer agent.

Accounting Consequences

Our common shares will remain without par value per share after the Reverse Split. As a result, on the effective date of the Reverse Split, there will be no change in the stated capital on our balance sheet. The amounts of net income or loss per common share and net book value per common share will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences will arise as a result of the Reverse Split.

No Appraisal Rights

Under the Ohio General Corporation Law, our shareholders are not entitled to appraisal rights with respect to our proposed amendments to our Amended and Restated Articles of Incorporation to effect the Reverse Split, and we will not independently provide our shareholders with any such rights.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Split to holders of our common shares. It addresses only shareholders who hold the pre-reverse split common shares and post-reverse split common shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and does not account for or consider the federal income tax consequences to shareholders in light of their individual investment circumstances or to shareholders subject to special treatment under the federal income tax laws, including but not limited to:

•	banks, financial institutions, thrifts, mutual funds or trusts;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or foreign currency;

•	real estate investment trusts, personal holding companies or regulated investment companies;

•	foreign or United States expatriate shareholders;

•	shareholders who are not “United States persons,” as defined in Section 7701 of the Code;

•	controlled foreign corporations;

•	shareholders with a functional currency other than the U.S. dollar;

•	shareholders who hold the pre-reverse split common shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment;

•	shareholders who hold the pre-reverse split common shares as “qualified small business stock” within the meaning of Section 1202 of the Code;

•	common trusts;

•	traders, brokers, or dealers in securities who elect to apply a mark-to-market method of accounting;

•	partnerships or other pass-through entities or investors in such entities;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	shareholders who acquired their pre-reverse split common shares pursuant to the exercise of employee stock options, through a tax-qualified retirement plan, or otherwise as compensation; or

•	holders of warrants or stock options.

This summary is based upon the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof and all of which are subject to differing interpretations. Any of these authorities could be repealed, overruled, or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences of the Reverse Split to vary substantially from the consequences described herein. Further, no ruling from the Internal Revenue Service (the “IRS”) or opinion of legal or tax counsel will be obtained with respect to the matters discussed herein, and there is no assurance or guarantee that the IRS would agree with the conclusions set forth in this summary.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, GIFT, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION OR AUTHORITY.

The Reverse Split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Certain filings with the IRS must be made by PECO II and certain “significant holders” of our common shares in order for the Reverse Split to qualify as a recapitalization.

Assuming the Reverse Split qualifies as a recapitalization, a holder of our common shares generally will not recognize gain or loss on the Reverse Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split common shares. A shareholder who receives cash in lieu of a fractional share interest in the post-reverse split common shares generally will recognize gain or loss equal to the difference, if any, between the cash received and the portion of the tax basis of the pre-reverse split common shares allocated to the fractional share interest. Subject to the limitations above and assuming the holder of our common shares holds such stock as a “capital asset” within the meaning of Section 1221 of the Code, such gain or loss and will be long-term capital gain or loss if the pre-reverse split common shares were held for more than one year by the shareholder. The aggregate tax basis of the post-reverse split common shares received will be equal to the aggregate tax basis of the pre-reverse split common shares exchanged therefore (excluding any portion of the shareholder’s tax basis allocated to fractional share interests). The holding period of the post-reverse split common shares received in the Reverse Split will include the holding period of the pre-reverse split common shares exchanged.

Assuming the Reverse Split qualifies as a recapitalization, no gain or loss will be recognized by PECO II as a result of the Reverse Split.

The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the Reverse Split and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the Reverse Split.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2. Your proxy will be so voted unless you specify otherwise.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors held six meetings during the year ended December 31, 2007. During 2007, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors, held during the period for which he or she has been a director, and the total number of meetings held by all Committees of the Board on which he or she served, during the periods that he or she served, except for Mr. Chang who attend four out of six Board meetings during 2007.

The Board of Directors has determined that the following of its members are “independent” under the listing standards of the NASDAQ Stock Market: Messrs. Hottenroth, Orchard, Moersdorf, Jr., Schneeberger, and Thomsen.

Mr. Hottenroth is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Although Mr. Hottenroth’s law firm provided legal services to PECO II in 2007 (and will continue to provide such services in 2008), the amount of legal fees paid to that firm in 2007 did not exceed the non-independence thresholds as set forth by the NASDAQ listing standards. The Board is aware of this relationship and determined that the payments made to Mr. Hottenroth’s firm did not interfere with the exercise of his independent judgment as a director.

The independent directors intend to meet at least twice a year in executive sessions. Any independent director can request that an additional session be scheduled. The Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. All of the Company’s current directors who were members of the Board at last year’s annual meeting of shareholders held on May 22, 2007, were in attendance, except for Mr. Chang.

The Board of Directors maintains two standing committees: an Audit Committee and a Compensation/Nominating Committee. Set forth below is the current membership of each of the above-described committees:

Compensation/Nominating Committee	Audit Committee
E. Richard Hottenroth (Chairman)	R. Louis Schneeberger (Chairman)
Richard W. Orchard	Gerard B. Moersdorf, Jr.
R. Louis Schneeberger	Richard W. Orchard
Thomas R. Thomsen

The Board has adopted a charter for the Audit Committee and a charter for the Compensation/Nominating Committee. The Board also adopted a Code of Conduct and Ethics that applies to all of PECO II’s employees, officers and directors. These documents can be found on our website at www.peco2.com by clicking on the link for Investor Relations.

Audit Committee

The Audit Committee hires, oversees and reviews the activities of our independent registered public accounting firm and various company policies and practices. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors. Our Board has determined that each of the members of the Audit Committee satisfies the current independence standards of the NASDAQ Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2007. The Board appointed Mr. Orchard to the Audit Committee on May 22, 2007, to replace Mr. Dallas, who was not nominated for reelection as a director of the Company and ceased to be a director and Audit Committee member on such date.

The Board also has determined that R. Louis Schneeberger is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. As an “audit committee financial expert,” Mr. Schneeberger satisfies the NASDAQ financial literacy and sophistication requirements.

Compensation/Nominating Committee

The Compensation/Nominating Committee of the Board of Directors reviews executive compensation and administers the Company’s stock option, incentive and employee stock purchase plans. The Compensation/Nominating Committee reviews and approves on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. In addition, the Compensation Committee evaluates, at least once a year, our Chief Executive Officer’s performance in light of these established goals and objectives and, based upon these evaluations, sets the Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation. Our Chief Executive Officer is not permitted to be present during voting or deliberations of his compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive and equity compensation. Our Chief Executive Officer and, occasionally, our Human Resources Director are present and provide input at the meeting and deliberations on the compensation of the Company’s other executive officers but are not permitted to be present at the vote.

The Compensation Committee also recommends to the Company’s full Board of Directors the compensation for non-employee Board members. For more information on the compensation aspects of the Compensation/Nominating Committee, please refer to “Executive Compensation — Compensation Discussion and Analysis — The Compensation/Nominating Committee” beginning on page 20 below.

The Compensation/Nominating Committee also considers and recommends to the Board of Directors nominees for election as directors and candidates to fill vacancies on the Board of Directors. Each member of the Compensation/Nominating Committee is independent in accordance with the applicable corporate governance listing standards of the NASDAQ Stock Market. The Compensation/Nominating Committee met five times in 2007.

Directors may be nominated by the Board of Directors or by shareholders in accordance with our Amended and Restated Code of Regulations. As a matter of course, the Compensation/Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Compensation/Nominating Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with its mandate contained in its charter and as described below. The Compensation/Nominating Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Compensation/Nominating Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required by a member of the Board of Directors;

•	not hold positions that conflict with their responsibilities to the Company; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws and regulations.

The Compensation/Nominating Committee’s process for evaluating nominees for director, including persons recommended by shareholders, is to consider an individual’s skills, independence, character, professional ethics, judgment, leadership experience, business experience, knowledge of issues facing publicly traded companies, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to the needs of the Board of Directors and the Company as well as what skill set and other characteristics would most complement those of the current directors. Ultimately, the

Compensation/Nominating Committee will select prospective Board members who it believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our shareholders.

For a shareholder to submit a candidate for consideration by the Compensation/Nominating Committee for nomination for election as a director at the 2009 Annual Meeting, a shareholder must notify the Company’s secretary between January 4, 2009 and February 3, 2009. Notices should be sent to: Corporate Secretary, 1376 State Route 598, Galion, Ohio 44833. The notice must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of the Company which are beneficially owned by such candidate;

•

a description of all arrangements or understandings between the shareholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the shareholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the shareholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Compensation/Nominating Committee;

•	the name and record address of the shareholder who is submitting the notice;

•

the number of voting common shares which are owned of record or beneficially by the shareholder who is submitting the notice and the date such shares were acquired by the shareholder and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•

if the shareholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

Compensation of Directors

Since July 2006, each non-employee member of the Company’s Board of Directors receives an annual grant of 10,000 restricted shares of the Company’s common stock (the “Director Restricted Stock”) under the Company’s Amended 2000 Performance Plan (the “Plan”), provided shares are available under the Plan. The annual grant of Director Restricted Stock is generally to be made as close as possible to July 1st of each year and is to have a one-year vesting period. In 2007, the annual grant of Director Restricted Stock was made on November 27, 2007, and, due to the delay, the 2007 annual grants vest on July 1, 2009. The annual grant of Director Restricted Stock replaces the annual cash retainer previously granted to directors and paid quarterly. In addition to the Director Restricted Stock grants, each non-employee member of the Company’s Board of Directors receives the following fees per meeting attended:

Meeting Type	Fee Per Meeting
Board Meeting	$1,000
Committee Meeting	$1,000
Committee Meeting, Chairperson	$1,500

Each board member is also entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at a board or committee meeting.

Employees and officers who are directors receive no additional compensation for services as directors. The Board of Directors, upon the recommendation of the Compensation/Nominating Committee, sets the compensation for non-employee directors. The table below shows the compensation earned by the Company’s non-employee directors during 2007:

DIRECTOR COMPENSATION FOR 2007

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Albert Chang	—	—	—	—	—
George J. Dallas	9,500	7,869	—	—	17,369
James L. Green(2)	6,000	10,214	—	—	16,214
E. Richard Hottenroth(3)	17,500	10,214	3,187	—	30,901
Trygve A. Ivesdal(4)	3,000	7,869	—	8,000	18,869
Gerard B. Moersdorf, Jr.(5)	16,000	10,214	—	—	26,214
Richard W. Orchard(6)	18,000	10,214	—	—	28,214
R. Louis Schneeberger(7)	22,000	10,214	3,187	—	35,401
Matthew P. Smith(8)	5,000	10,214	—	—	15,214
Thomas R. Thomsen(9)	17,000	10,214	3,187	—	30,401

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding any estimate of forfeitures during the year, but accounting for any actual forfeitures by a director during the fiscal year. For a discussion of the assumptions made in the valuation of the dollar amount recognized, please refer to Footnote 16 to the Company’s Financial Statements, which are set forth in Item 8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The total for Mr. Dallas under the “Option Award” column includes the deduction of $3,187 for the forfeiture of option awards following the cessation of his Board service.

(2)	Mr. Green has options covering 250,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2007.

(3)	Mr. Hottenroth has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2007.

(4)	The $8,000 under the column heading “All Other Compensation” was for consulting services rendered by Mr. Ivesdal to the Company during 2007.

(5)	Mr. Moersdorf, Jr. has no options and 10,000 shares of restricted stock as of December 31, 2007.

(6)	Mr. Orchard has no options and 10,000 shares of restricted stock as of December 31, 2007.

(7)	Mr. Schneeberger has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2007.

(8)	Mr. Smith has no options and 10,000 shares of restricted stock as of December 31, 2007.

(9)	Mr. Thomsen has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2007.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the Compensation/Nominating Committee and the Board of Directors or the compensation committee of any other company. The Chairman of the Compensation/Nominating Committee, E. Richard Hottenroth, is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Mr. Hottenroth’s law firm provided legal services to us in 2007, and we expect that the firm will continue to provide such services in 2008.

Communications with the Board

In order to provide our shareholders and other interested parties a direct and open line of communication to the Board of Directors, we have adopted the following procedures for communications with the Board.

Shareholders of the Company and other interested persons may communicate with the chairman of the Compensation/Nominating Committee or the Audit Committee or with the independent directors as a group by (i) sending such communication by regular mail or overnight delivery service to: Corporate Secretary, PECO II, Inc., P.O. Box 910, Galion, Ohio 44833 or (ii) sending an email to corporatesec@peco2.com. The mail or email should specify which of the foregoing is the intended recipient.

All communications received in accordance with these procedures will be reviewed initially by the Corporate Secretary of the Company, who will relay all such communications to the appropriate director or directors unless he or she determines that such communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; or

•	does not relate to significant matters that warrant the attention of the Board of Directors.

In alternative to the procedures outlined above, any shareholder or interested party may report any suspected accounting or financial misconduct confidentially through our whistleblower policy located on our website, www.peco2.com.

Executive Officers

The executive officers of the Company are elected annually by the Board of Directors and serve at the pleasure of the Board. In addition to John G. Heindel, President, Chief Executive Officer, Chief Financial Officer and Treasurer, the following persons are executive officers of the Company.

GUY KEVIN BORDERS, age 48, has served as Vice President of Marketing & Product Development since September 2005. Prior to joining the Company, Mr. Borders was President of Omnova Consulting, Ltd., which provided business development and technical marketing services for telecom companies from 2002 to August

2005. Prior to his service at Omnova Consulting, Mr. Borders spent 15 years with Marconi/RELTEC in various leadership positions, including Vice President of North American Regional Marketing, Vice President of Strategic Sales and Marketing, and Vice President of Market Development.

JACQUIE BOYER, age 44, has served as Vice President of Sales since October 2006. Prior to joining the Company, Ms. Boyer held various positions with ADC, a leading telecommunications enterprise: from November 2005 to October 2006, she was Director of Sales, Americas Global OEM Accounts; from April 2004 to November 2005 she held the position of Director, Global Account Management; from November 2003 to April 2004 she was Director of Sales, National Accounts; from November 2002 to November 2003 she was Manager National Accounts; and from January 2001 to November 2002 she was National Channel Manager. Prior to joining ADC, Ms Boyer held a number of senior sales and business development positions in manufacturing organizations and she has over 18 years sales and marketing experience.

EXECUTIVE COMPENSATION

The following information provides discussion, analysis and data tables regarding the compensation of our named executive officers (“NEOs”), who are those officers listed in our Summary Compensation Table on page 26.

Compensation Discussion and Analysis

We have prepared this Compensation Discussion and Analysis (“CD&A”) to provide you with our perspective on executive compensation so that you may understand our compensation policies and our decisions regarding compensation for our NEOs. We recommend that you review the various executive compensation tables below in conjunction with this CD&A. Unless otherwise noted, the policies, plans and other information in this CD&A apply to all of our NEOs. Our CD&A covers the following topics:

•	the role of the Compensation Committee in setting executive compensation;

•	our compensation philosophy and its underlying principles — including the objectives of our executive compensation program and what it is designed to reward;

•	our process for setting executive compensation;

•

the elements of our executive compensation program — including a discussion of why we choose to pay each element of compensation, how we determine the amount of each element, and how each element fits into our overall compensation objectives and “total compensation” for our NEOs.

The Compensation/Nominating Committee

The Compensation/Nominating Committee (referred to in this CD&A as the “Committee”) was appointed by our Board of Directors and is governed by a written charter that is available in the corporate governance section of our website, www.peco2.com. The Committee members are Messrs. Hottenroth (Chairman), Orchard, Schneeberger, and Thomsen. Our Board of Directors has determined that each of the Committee members is independent under the standards of independence established by the NASDAQ Stock Market.

With the exception of E. Richard Hottenroth, the Compensation/Nominating Committee is comprised solely of non-employee directors for purposes of Section 16(a) of the Securities and Exchange Act of 1934, as amended. Mr. Hottenroth is not considered a non-employee director under Section 16(a) of the Securities Exchange Act of 1934 because he is an attorney whose firm provides services to us. Accordingly, Mr. Hottenroth has abstained from voting when the Compensation/Nominating Committee has considered approving stock option grants in order that such grants be exempt from the short-swing profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934.

Pursuant to its charter, the Committee has the authority and responsibility to:

•

discharge the Board’s responsibilities relating to executive compensation, including the review and approval of our executive compensation philosophy and policies and the application of such policies to the compensation of our executive officers;

•

review and approve on an annual basis the corporate goals and objectives with respect to the chief executive officer, evaluate the chief executive officer’s performance in light of such goals and objectives at least once a year, and, based on such evaluation, set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•

review and approve on an annual basis the evaluation process and compensation structure for our other executive officers and to evaluate and approve the annual compensation for such executive officers, including salary, bonus, incentive and equity compensation;

•	administer and review our compensation programs and plans, including, but not limited to, our incentive compensation, equity, and qualified and non-qualified benefit plans;

•	establish and periodically review policies for the administration of our executive compensation program;

•	approve employment arrangements with new executives;

•	review recommendations to create, amend or terminate certain compensation and benefit plans and to make a decision whether or not to approve such recommendations; and

•	recommend to the Board the compensation arrangements with non-employee directors.

The Committee has the sole authority, to the extent it deems necessary or appropriate, to retain any compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve any such firm’s fees. The Committee did not hire an outside consultant to assist in the evaluation of executive compensation for 2007. The Committee also has the authority to obtain the advice and assistance from internal or external legal, accounting or other advisors, and may request any officer or employee of our Company, our outside counsel or registered independent public accounting firm to attend a meeting of the Committee or meet with any member, or consultants to, the Committee.

The Committee meets as often as its members deem necessary to discharge its duties and responsibilities and held five meetings during 2007. Mr. Hottenroth works in conjunction with our Chief Executive Officer to establish the meeting agenda. The Committee typically meets with the Chief Executive Officer and outside advisors and, where appropriate, other executive officers of our Company and our Human Resources Director. In addition, the Committee regularly meets in executive session without management. Generally, the Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested.

Compensation Philosophy and Objectives

The philosophy of the Committee is to make compensation decisions based on an executive compensation program that is designed to meet the following objectives:

•	to attract and retain qualified executives;

•	to reward, reinforce and provide incentives for individual performance and financial results; and

•	to align our NEOs’ financial interests with our shareholders’ financial interests.

As a result, we have designed our executive compensation program to attract and retain exceptional executives who seek a long-term association with us and who enjoy the challenge of pay for performance. Annual base salary increases, our non-equity incentive compensation plan, and equity compensation have been elements of our total compensation package that have been “at-risk” or variable depending on the performance of our NEOs.

We also use equity compensation awards to attract new key people, to recognize accomplishments under individually tailored business growth programs and to align the long-term interests of eligible executives with those of our shareholders. We believe that the grant of equity compensation is an effective means of linking NEO compensation and shareholder gains.

As part of our philosophy, we also believe that total compensation and accountability should generally increase with position and responsibility. Among our NEOs, individuals with a greater ability to impact the achievement of our performance goals bear a greater portion of the risk if goals are not achieved and reap a greater reward if goals are achieved.

Compensation Tax Philosophy

Section 162(m) of the Internal Revenue Code generally limits our ability to deduct compensation expenses in excess of $1 million paid to any of our executive officers named in the Summary Compensation Table contained in this proxy statement. The Nominating/Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance. Towards this end, our Amended 2000 Performance Plan has been drafted in a manner that will qualify stock options and performance-related compensation not subject to the cap on deductibility imposed by Section 162(m). We do not believe that the 162(m) limitations will impact the Company because the current level of compensation for each of PECO II’s executive officers is well below the $1 million salary limitation.

Compensation Committee Process for Determining Executive Compensation

A substantial amount of the Committee’s annual cycle of work relates to the determination of compensation for our executive officers, including our Chief Executive Officer. Generally, in the first quarter of our fiscal year, the Committee makes determinations of base cash compensation, incentive compensation plan criteria and/or discretionary bonuses, if any, and equity grants for executive officers, including our Chief Executive Officer. For a discussion of each individual element of compensation and how it is specifically determined, you should refer to “Compensation Program Elements” beginning on page 22 below.

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process is not a rigid yearly process with fixed beginning and end points. Rather, compensation decisions are designed to promote our compensation philosophy and principles. The Committee believes that evaluation of executive performance, business and succession planning, and consideration of our business environment are year-round processes and the Committee members monitor these as such.

Our Chief Executive Officer is not permitted to be present during voting or deliberations of his compensation. During this process, the Committee reviews and approves any new corporate goals and objectives with respect to compensation for our Chief Executive Officer. In light of the established goals and objectives the Committee evaluates the performance of the Chief Executive Officer and, based upon these evaluations, sets the Chief Executive Officer’s total compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive and equity compensation. Our Chief Executive Officer and, occasionally, our Human Resource Director are present and provide input at the meeting and deliberations on the compensation of the Company’s other executive officers but are not permitted to be present at the vote.

Compensation Program Elements

In 2007, each of our NEOs could have received one or more of the following elements of compensation:

•	salary;

•	non-equity incentive compensation;

•	equity compensation; and

•	health and welfare benefits.

The Committee carefully considered and chose each compensation program element as a critical component in a comprehensive “total compensation” package. Each element is intended to reward and motivate executives in different ways consistent with our overall compensation principles and philosophy. Each of the elements have a critical relationship with one another with each focusing and rewarding different areas. These elements are necessary for us to achieve our compensation program objectives.

(1) Salary:

Salary is also referred to as base compensation. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our NEOs is essential to helping us attract and retain qualified executives.

Base salary for our NEOs is generally set annually taking into consideration our sales and profit growth, overall job performance, and pay levels for executive officers in a peer group of corporations of similar size and other characteristics. The Committee utilizes, as a reference, up-to-date information on compensation practices of other companies from several independent sources. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of these factors is significant and the relevance of each factor may vary depending on the duties and responsibilities of each executive officer, the Committee does not assign a formula weight to any single factor in determining a base salary increase. Instead, the Committee examines each factor in the context of individual and Company performance and business needs, internal pay equity where applicable, and incumbent pay history.

Mr. Heindel, our Chairman, President, Chief Executive Officer, Chief Financial Officer and Treasurer, joined the Company in July 2005 and, subject to his original employment agreement (the “Original Employment Agreement”), his initial annualized base salary was $250,000 per year. Mr. Heindel’s base salary was increased to $260,000 by the Board, effective July 2006, and Mr. Heindel’s annualized base salary is $260,000 in his most recent employment agreement, dated January 29, 2008 (the “New Employment Agreement”). Mr. Heindel’s base salary was considered to be at approximately the median base compensation level paid to chief executive officers in a group of peer corporations.

In addition, the Company and Mr. Heindel agreed that Mr. Heindel be paid 50% of his base salary for the final three months of the initial term of Mr. Heindel’s employment agreement, dated July 28, 2005, in restricted stock instead of cash. As a result, Mr. Heindel received 13,713 common shares on each of May 1, June 1, and July 1, 2007. The Company and Mr. Heindel also agreed that that Mr. Heindel be paid 50% of his base salary for the final three months of calendar 2007 in restricted stock instead of cash. As a result, Mr. Heindel received 13,265 common shares on October 31, 2007, 19,898 common shares on November 30, 2007, and 13,265 common shares on December 31, 2007. The Company and Mr. Heindel have also agreed that Mr. Heindel be paid 50% of his base salary for the first six months of calendar 2008 in restricted stock instead of cash.

(2) Bonus:

While the Company has granted discretionary bonuses in the past, with the creation of the non-equity incentive compensation plan for 2007, there were no discretionary bonuses paid during 2007.

(3) Non-Equity Incentive Compensation:

To build on our philosophy of pay-for-performance, the Committee established an annual non-equity incentive compensation plan, which in 2007 was called the 2007 Incentive Compensation Plan (the “2007 IC Plan”). The goal of the 2007 IC Plan is to tie incentive compensation directly to the growth and profitability of our Company. The 2007 IC Plan pays cash awards to our employees based upon the achievement of both key company-wide performance goals and personal performance goals unique to the individual Plan participant.

For named executive officers, 80% of the potential payout was tied to the achievement of company-wide performance goals, which were the achievement of revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) targets. The revenue and EBITDA threshold targets must both be met before there are any payouts under the 2007 IC Plan, and each of these targets accounted for 50% of the company-wide performance goal portion of the 2007 IC Plan. The remaining 20% of the potential payout under the 2007 IC Plan was tied to the achievement of individual performance goals for each named executive officer.

Upon the achievement of the threshold revenue and EBITDA targets, our named executive officer had the opportunity to receive threshold, target and maximum incentive compensation as follows:

	Incentive Compensation Payout Opportunities for 2007
	Threshold	Target	Maximum
John G. Heindel	75,000	150,000	300,000
Sandra A. Frankhouse	18,500	37,000	74,000
Guy Kevin Borders	25,000	50,000	100,000
Miles A. McIntosh	18,500	37,000	74,000
Jacquie Boyer	42,500	85,000	170,000

In 2007, both the revenue and EBITDA targets were not met and, as a result, no payouts were made under the 2007 IC Plan.

(4) Equity Compensation:

We believe that emphasis on equity-based compensation opportunities encourages a high level of long-term performance that enhances shareholder value, thereby further linking leadership and shareholder objectives. Equity compensation also serves to attract and retain the best available individuals to serve as our NEOs. Equity compensation is intended to motivate our NEOs to contribute to our future growth and profitability and to reward their performance in a manner that:

•	provides them with a means to increase their holdings of the common stock of our Company;

•	encourages our NEOs to be long-term shareholders; and

•	aligns their interests with the interests of the shareholders of the Company.

Equity compensation is granted to our NEOs under our Amended 2000 Performance Plan (the “Plan”), which was approved (as amended) by our shareholders on April 24, 2004. The Committee determines the award opportunity level for each NEO based on the individual’s responsibility level and potential within our Company, competitive practices, the number of shares available for grant, business needs, individual and Company performance, shareholder returns, and the market price of our common stock. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of these factors is significant, and the relevance of each factor may vary depending on the duties and responsibilities of each executive officer, the Committee does not assign a formula weight to any single factor in determining the amount of a grant. Instead, the Committee examines each factor in the context of individual and Company performance and business needs, internal pay equity where applicable, and incumbent pay history.

We have granted both stock options and restricted stock to our NEOs under the Plan. Under the Plan, stock options are granted at market price and typically vest 40% after the first year and 30% for second and third years. In 2007, we granted stock options covering 50,000 shares to Ms. Boyer in connection with her hire as the Company’s Vice President of Sales. We also granted performance-based stock options for 50,000 shares to Mr. Heindel and 5,000 shares to each of Ms. Frankhouse, Ms. Boyer and Messrs. Borders and McIntosh, in September 2007 that would only vest upon the attainment of bookings targets for the second half of 2007. Because the sales targets were not met, these awards were forfeited on December 22, 2007.

In 2007, we also granted Mr. Heindel $40,000 of restricted stock in lieu of any increase in his base compensation. In addition, as discussed above, Mr. Heindel agreed to take half of his salary in the form of restricted stock during six months of 2007. The Company and Mr. Heindel have also agreed that Mr. Heindel be paid 50% of his base salary for the first six months of calendar 2008 in restricted stock instead of cash.

For more information on grants of stock options and restricted stock to NEOs, refer to the Summary Compensation Table and Grants of Plan-Based Awards Table below beginning on page 26.

(5) All Other Compensation:

The all other compensation category in our Summary Compensation Table beginning on page 26 consists of the following:

•	employer-paid premiums for life insurance;

•	employer-paid car allowance; and

•	employment/severance agreements and change-in-control arrangements.

(a) Employer-Paid Premiums for Life Insurance:

We provide each of our associates, including NEOs, with the option to purchase basic group term life insurance with a death benefit equal to two times their annual salary at a discounted premium. This element of compensation, though relatively inexpensive, provides one additional item to the overall compensation package which strengthens our ability to recruit and retain talented associates.

We also provide Mr. Heindel with an individual term life insurance policy in the amount of $1,000,000, which policy shall be payable in the amount of $500,000, together with a gross-up of premiums to the designated beneficiaries of Mr. Heindel and any balance to the Company, if Mr. Heindel shall become deceased at any time during the term of this agreement or extensions or renewals thereof as defined in said policy.

For specific premium amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes below on page 26.

(b) Employer-paid car allowance:

As part of our employment agreement with Mr. Heindel, we provide Mr. Heindel with a monthly car allowance. For specific amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes below on page 26.

(c) Employment/severance agreements and change-in-control arrangements:

In an effort to attract and retain his services, we have entered into an employment agreement with Mr. Heindel, our Chairman, President, Chief Executive Officer, Chief Financial Officer and Treasurer and into letter agreements with Mr. Borders, our Vice President of Marketing & Product Development and Secretary and Ms. Boyer, our Vice President of Sales. For a discussion of these agreements, please refer to “Agreements with NEOs and Potential Payments upon Termination of Change in Control” beginning on page 29 below.

(6) Health and Welfare Benefits:

In addition to the compensation and benefits programs discussed in this document, we offer our employees, including our NEOs, a comprehensive benefits program. This program is designed to provide the employees and their families with competitive coverage at competitive rates. We strive to provide the employees with appropriate health benefits (medical, pharmacy, dental, and vision) to help protect the physical, mental and financial health of our employees and their immediate families.

Summary Compensation Table

The following table shows the compensation paid by PECO II, Inc. to each of the NEOs of the Company for the 2007 and 2006 fiscal years. For a discussion of the various elements of compensation provided in the table below, please refer to the discussion of our various compensation elements in our Compensation Discussion & Analysis under the heading “Compensation Program Elements” beginning on page 22 above.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2007 AND 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John G. Heindel	2007	204,894	—	105,000	36,795	—	11,020	357,709
Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer	2006	252,304	—	122,537	76,525	100,000	10,242	561,608

Sandra A. Frankhouse	2007	103,838	—	—	37,239	—	175,906	316,983
Former Chief Financial Officer, Treasurer and Secretary	2006	109,991	13,000	—	38,573	—	196	161,760

Guy Kevin Borders	2007	148,789	—	—	31,619	—	168	180,576
Vice President of Marketing & Product Development and Secretary	2006	150,010	3,000	39,945	24,335	—	196	217,486

Miles A. McIntosh	2007	105,581	—	—	37,239	—	168	142,988
Former Vice President of Operations	2006	109,990	13,000	—	38,573	—	196	161,759

Jacquie Boyer(4)	2007	127,412	—	—	40,024	26,905	168	194,509
Vice President of Sales

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding any estimate of forfeitures during the year, but accounting for any actual forfeitures by an NEO during the fiscal year. Includes actual forfeitures of $14,270 for Mr. Heindel and $1,427 for each of Ms. Frankhouse, Ms. Boyer, and Messrs. Borders and McIntosh with respect to performance-based stock options that were forfeited due to performance criteria not being met. For a discussion of the assumptions made in the valuation of the dollar amount recognized, please refer to Footnote 16 to the Company’s Financial Statements, which are set forth in Item 8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Represents the total of the performance-based incentive compensation earned, which is discussed in further detail under the heading “Executive Compensation — Compensation Disclosure and Analysis – Non-Equity Incentive Compensation Plan” beginning on page 23 above.

(3)	Amounts include the following:

•

$168 and $196 of group term insurance premiums paid on behalf of each of Ms. Frankhouse, Mr. Borders, and Mr. McIntosh in 2007 and 2006, respectively and $168 of group term life insurance for Ms. Boyer in 2007;

•	$2,020 and $1,242 of executive life insurance premiums paid on behalf of Mr. Heindel in 2007 and 2006, respectively;

•	a $750 monthly car allowance paid on behalf of Mr. Heindel; and

•	$175,738 of severance payments that were paid to Ms. Frankhouse in 2007.

(4)	Ms. Boyer was appointed as an executive officer of the Company on April 24, 2007.

Grants of Plan-Based Awards Table

The following table provides certain information concerning each grant of an award made to the listed officers in the last completed fiscal year under any plan. For more information on the grants represented in this table, please refer to the discussions in our Compensation Discussion & Analysis under the headings “Non-Equity Incentive Compensation Plan” beginning on page 23 above and “Equity Compensation” beginning on page 24 above.

GRANT OF PLAN-BASED AWARD TABLE FOR FISCAL 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)	Maximum ($)		Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
John G. Heindel	n/a	75,000	150,000	300,000		—	—	—	—	—	—	—
	04/30/2007	—	—	—		—	—	—	41,139	—	—	32,500
	09/21/2007	—	—	—		—	—	—	57,143	—	—	40,000
	09/21/2007	—	—	—		50,000	50,000	50,000	—	—	0.70	14,270
	10/01/2007	—	—	—		—	—	—	46,428	—	—	32,500

Sandra A. Frankhouse	n/a	18,500	37,000	74,000		—	—	—	—	—	—	—
	09/21/2007	—	—	—		5,000	5,000	5,000	—	—	0.70	1,427

Guy Kevin Borders	n/a	25,000	50,000	100,000		—	—	—	—	—	—	—
	09/21/2007	—	—	—		5,000	5,000	5,000	—	—	0.70	1,427

Miles A. McIntosh	n/a	18,500	37,000	74,000		—	—	—	—	—	—	—
	09/21/2007	—	—	—		5,000	5,000	5,000	—	—	0.70	1,427

Jacquie Boyer	n/a	42,500	85,000	170,000		—	—	—	—	—	—	—
	n/a	0	—	n/a	(3)	—	—	—	—	—	—	—
	09/21/2007	—	—	—		—	—	—	—	50,000	0.70	14,270
	09/21/2007	—	—	—		5,000	5,000	5,000	—	—	0.70	1,427

(1)	If the threshold target is not met, the award is 0.

(2)	Awards represented performance-based stock options. These awards were forfeited on December 22, 2007, as performance-based vesting criteria was not met.

(3)	Under Ms. Boyer’s 2007 commission plan, there was no cap on the maximum potential payout.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding as of the end of the last completed fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John G. Heindel	500,000	—		—	1.07	07/28/2010	—	—	—	—

Sandra A. Frankhouse	60,000	—		—	0.81	11/01/2009	—	—	—	—
	30,000	45,000	(2)	—	1.96	03/28/2011	—	—	—	—

Guy Kevin Borders	175,000	75,000	(3)	—	1.20	08/31/2010	—	—	—	—
	4,000	6,000	(4)	—	1.96	03/28/2011	—	—	—	—

Miles A. McIntosh	200,000	—		—	0.66	06/16/2008	—	—	—	—
	100,000	—		—	0.81	11/01/2009	—	—	—	—
	30,000	45,000	(5)	—	1.96	03/28/2011	—	—	—	—

Jacquie Boyer	80,000	120,000	(6)	—	1.18	10/09/2011	—	—	—	—
	—	50,000	(7)	—	0.70	09/21/2012	—	—	—	—

(1)	Expiration dates presented for Ms. Frankhouse and Mr. McIntosh are original expiration dates. In accordance with Ms. Frankhouse’s separation agreement with the Company, Ms. Frankhouse’s options that were vested as of December 31, 2007, will expire on June 30, 2008. In accordance with Mr. McIntosh’s separation agreement with the Company, Mr. McIntosh’s options that were vested as of January 31, 2008, will expire on July 31, 2008.

(2)	Due to Ms. Frankhouse’s resignation, effective December 31, 2007, remaining unexercisable shares will not vest.

(3)	75,000 shares vest on August 31, 2008.

(4)	3,000 shares vest on March 28, 2008 and 3,000 shares vest on March 28, 2009.

(5)	Due to Mr. McIntosh’s resignation, effective January 31, 2008, remaining unexercisable shares will not vest.

(6)	60,000 shares vest on October 9, 2008 and 60,000 shares vest on October 9, 2009.

(7)	20,000 shares vest on September 21, 2008, 15,000 shares vest on September 21, 2009, and 15,000 shares vest on September 21, 2010.

Option Exercises and Stock Vested Table

The following table provides certain information concerning each exercise of stock options, and each vesting of stock, including restricted stock, during the last completed fiscal year:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares on Acquired Vesting (#)	Value Realized on Vesting ($)(1)
John G. Heindel	—	—	144,710	108,793
Sandra A. Frankhouse	—	—	—	—
Guy Kevin Borders	—	—	—	—
Miles A. McIntosh	—	—	—	—
Jacquie Boyer	—	—	—	—

(1)	Value realized was calculated based on the number of shares vested multiplied by the fair market value of a share of the Company’s common stock on the date of vesting.

Agreements with NEOs and Potential Payments upon Termination or Change in Control

On July 28, 2005, the Company and Mr. Heindel entered into an employment agreement (the “Old Employment Agreement”). The Old Employment Agreement contains an initial term of two years, with automatic two-year renewal periods unless either party gives notice within 90 days of the expiration of the initial term or any subsequent two-year renewal term. Under the terms of the Old Employment Agreement, Mr. Heindel received an annualized base salary of $250,000 per year and was eligible to receive an annualized bonus of up to $250,000 per year based upon performance criteria set by the Company’s Compensation/Nominating Committee, which for Mr. Heindel’s first year of employment was based on the Company’s achievement of sales, earnings and cash flow targets.

The Old Employment Agreement also provided for severance payments to Mr. Heindel in the event of termination of employment by the Company without cause, by Mr. Heindel with good reason, and following a change in control of the Company. Under the Old Employment Agreement, Mr. Heindel also agreed not to compete against the Company for a period of one year following any termination of Mr. Heindel’s employment with the Company.

On January 29, 2008, the Company and Mr. Heindel entered into a new employment agreement (the “New Employment Agreement”). The New Employment Agreement has an initial term ending on December 31, 2009, and automatically renews for successive one-year periods, unless either party gives 90 days’ prior written notice to the other party of its intent not to renew the New Employment Agreement. Mr. Heindel will receive an annual base salary of $260,000, which will be reviewed and may be increased subject to the approval of the Compensation/Nominating Committee. In addition, provided that the New Employment Agreement is in effect on such dates, the Company shall grant Mr. Heindel such number of shares of restricted stock under the Company’s Amended 2000 Performance Plan, or any successor plan, equal to (i) $40,000 divided by (ii) the closing price of PECO’s common stock on the date of grant, on each of January 29, 2008 and January 2, 2009. The grants of restricted stock will vest on December 31, 2008 and December 31, 2009, respectively.

Under the New Employment Agreement, Mr. Heindel will be eligible to participate in any cash bonus plan which is established from time to time in an amount determined by the Committee, and Mr. Heindel will be eligible for awards granted under the Company’s Amended 2000 Performance Plan, at the discretion of the Committee. Mr. Heindel is entitled to a car allowance of $750 per month during the term of the New Employment Agreement. The Company agreed to obtain a life insurance policy for a duration of not less than the term of the New Employment Agreement upon the life of Mr. Heindel in the amount of $1,000,000, which policy shall be payable $500,000 together with gross-up of premiums to the beneficiaries of Mr. Heindel and any balance to the Company.

In the event of a termination due to the death or Disability (as defined in the New Employment Agreement) of Mr. Heindel, Mr. Heindel’s employment will be deemed terminated as of the end of the month in which such death occurs or Disability is determined and the Company will pay to Mr. Heindel, or his beneficiary, base salary and benefits for a period of 90 days from the deemed termination date. In addition, Mr. Heindel’s stock options will immediately vest 100% upon his death or Disability and may be exercised for 90 days from the deemed termination date.

In the event of a termination of Mr. Heindel for Cause (as defined in the New Employment Agreement), all obligations of the Company to Mr. Heindel shall cease.

If a change of control (as defined in the New Employment Agreement) occurs at any time during the term of the New Employment Agreement, and within six months of the date of the change of control either (i) Mr. Heindel terminates his employment for any reason or (ii) the Company terminates Mr. Heindel’s employment for any reason other than for Cause, then Mr. Heindel is entitled to the following: 2.0 times the sum of (x) Mr. Heindel’s annual salary in effect on the date of termination and (y) any accrued cash bonuses (which are accrued at the time of termination), and (z) the continuing payment of Employee’s Family COBRA Health Insurance coverage for a maximum of 18 months from the date of termination. In addition, Mr. Heindel’s stock options will immediately vest 100% and may be exercised for a period of 12 months from the termination date.

In the event of a termination without Cause upon not less than 90 days advance written notice under the New Employment Agreement, the Company will pay to Mr. Heindel: (x) base salary for an additional 12 months in accordance with normal payroll practices and (y) an amount equal to any accrued cash bonuses (that are accrued at the time of termination) in a lump sum within three months after such termination. The Company may accelerate the effective date of the termination without Cause, if the Company increases the amount payable to Mr. Heindel to an amount equal to the amount Mr. Heindel would receive following termination within six months of a change of control, as described above. In addition, Mr. Heindel’s stock options will immediately vest 100% upon termination and may be exercised for 90 days from the termination date.

In the event of a termination by Mr. Heindel without Good Reason (as defined in the New Employment Agreement) upon not less than 90 days advance written notice to the Company, the Company shall pay to Mr. Heindel base salary and benefits for a period of 90 days from the date of such notice. In addition, Mr. Heindel’s stock options may be exercised for 90 days from the termination date.

In the event of a termination by Mr. Heindel with Good Reason, the Company shall pay to Mr. Heindel an amount equal to the amount Mr. Heindel would receive following termination within six months of a change of control, as described above. In addition, Mr. Heindel’s stock options will immediately vest 100% and may be exercised for 90 days from the termination date.

Notwithstanding the foregoing, if Mr. Heindel is a “specified employee” as defined in Internal Revenue Code Section 409A, any payments made upon Mr. Heindel’s termination under the New Employment Agreement will be made at a time and in a manner that will not subject Mr. Heindel to the excise tax under Section 409A.

Under the New Employment Agreement, Mr. Heindel also agreed not to compete against the Company for a period of one year following any termination of Mr. Heindel’s employment with the Company.

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Heindel. Where it is not possible to give a precise dollar amount for potential payments, estimates have been used. The estimates assume that the triggering event took place on December 31, 2007, the last day of the Company’s prior fiscal year. Thus, the amounts shown in the table are governed by the Old Employment Agreement. For purposes of valuing the Company’s common stock on December 31, 2007, we have used the Company’s closing stock price of $0.80 on December 31, 2007.

Executive Benefits and Payments Upon Termination	Termination by Mr. Heindel without Good Reason(1) ($)	Termination by Company with Cause ($)	Termination by Company without Cause ($)		Termination by Mr. Heindel for Good Reason ($)		Termination upon Death or Disability ($)		Certain Terminations Involving a Change in Control under Executive Agreement ($)
Compensation:
Base Salary (Severance Payment)	—	—	260,000	(2)	520,000	(3)	65,000	(4)	520,000	(3)
Incentive Compensation (Accrued but Unpaid)	—	—	—		—		—		—
Incentive Compensation (Severance Payment)	—	—	—		—		—		—
Stock Options (Acceleration of Vesting)	—	—	—		—		—		—
Restricted Stock (Acceleration of Vesting)	—	—	—		—		—		—

Benefits:
Relocation Benefits	—	—	—		—		—		—
Medical, Health and Welfare Benefits	—	—	—		12,560		3,140		—

Total value:	—	—	260,000		532,560		68,140		520,000

(1)	Assumes Mr. Heindel provided notice to termination 90 days prior to December 31, 2007. Mr. Heindel would continue to receive salary and benefits during such 90-day period ending on December 31, 2007. The Company also has the option to pay the salary in a lump-sum upon receipt of such notice.

(2)	Payment over 12-month period. Upon Mr. Heindel accepting a full-time position with another employer, payments terminate.

(3)	Payment over 24-month period.

(4)	Payment in a lump sum within three months of termination.

Agreements with Mr. Borders

On August 30, 2005, the Company and Mr. Borders entered into a letter agreement regarding Mr. Border’s employment. Under the terms of his letter agreement, Mr. Borders receives an annualized base salary of $150,000 per year. The letter agreement does not have a stated term and Mr. Border’s employment is at will.

On May 23, 2007, the Company and Mr. Borders entered into an agreement, which provides for a severance payment to Mr. Borders in the event of Mr. Borders’ termination within 12 months of a change in control of the

Company (or within six months of a change of control by Mr. Borders for good reason). Upon termination within 12 months following change of control of the Company (or within six months of a change of control by Mr. Borders for good reason), Mr. Borders will receive cash compensation equivalent to total cash compensation for the previous year, which was $148,789 for 2007. In addition, any unvested stock options or restricted stock awards held by Mr. Borders would immediately vest. If Mr. Borders were terminated following a change in control as of December 31, 2007, such acceleration would not have resulted in any additional benefit to Mr. Borders as all of his options were under water as of such date.

Agreements with Ms. Boyer

On September 28, 2006, the Company and Ms. Boyer entered into a letter agreement regarding Ms. Boyer’s employment. Under the terms of her letter agreement, Ms. Boyer receives an annualized base salary of $125,000. The letter agreement with Ms. Boyer also sets forth that her targeted bonus would be at $85,000. The letter agreement does not have a stated term and Ms. Boyer’s employment is at will.

On May 23, 2007, the Company and Ms. Boyer entered into an agreement, which provides for a severance payment to Ms. Boyer in the event of Ms. Boyer’s termination within 12 months of a change in control of the Company (or within six months of a change of control by Ms. Boyer for good reason). Upon termination within 12 months following change of control of the Company (or within six months of a change of control by Ms. Boyer for good reason), Ms. Boyer will receive cash compensation equivalent to total cash compensation for the previous year, which was $127,412 for 2007. In addition, any unvested stock options or restricted stock awards held by Ms. Borders would immediately vest. If Ms. Boyer were terminated within 12 months following a change in control (or Ms. Boyer terminated her employment for good reason within six months following a change of control) as of December 31, 2007, such acceleration would have resulted in an additional benefit to Ms. Boyer of $5,000.

Equity Compensation Plan Information

The following table sets forth information concerning common shares authorized or available for issuance under our equity compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)	2,122,000	$1.04	2,074,843
Equity compensation plans not approved by shareholders	—	—	—

Total	2,122,000	$1.04	2,074,843

(1)	Equity compensation plans approved by shareholders include the Amended 2000 Performance Plan and the 2000 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION/NOMINATING COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on that review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007, and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION/NOMINATING COMMITTEE

E. RICHARD HOTTENROTH, CHAIRMAN

RICHARD W. ORCHARD

R. LOUIS SCHNEEBERGER

THOMAS R. THOMSEN

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Under current procedures, all “related party transactions” are reviewed and approved by the Audit Committee. We have a policy that all transactions between us and our officers, directors and affiliates must be on terms no less favorable to us than those that could be obtained from unrelated third parties and must be approved by a majority of disinterested members of our Board of Directors. We have begun a process to develop a more formal written policy concerning related party transactions.

AUDIT COMMITTEE AND RELATED MATTERS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, a copy of which is posted on our website at www.peco2.com.

Management has the primary responsibility for our financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Battelle & Battelle LLP, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and Battelle & Battelle LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Battelle and Battelle LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Battelle & Battelle LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, Battelle & Battelle LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to its independence. The Audit Committee discussed with Battelle & Battelle LLP its independence from us and management and considered the compatibility of nonaudit services with Battelle & Battelle LLP’s independence.

The Audit Committee discussed with our financial management and Battelle & Battelle LLP the overall scope and plans for the audit. The Audit Committee also met with Battelle & Battelle LLP, with and without management present, to discuss the results of the examinations, their evaluation of our internal controls and the overall quality of our financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

R. LOUIS SCHNEEBERGER, CHAIRMAN

GERARD B. MOERSDORF, JR.

RICHARD W. ORCHARD

Independent Registered Public Accounting Firm

Our Audit Committee engaged Battelle & Battelle LLP (“Battelle”) as the Company’s independent registered public accounting firm for 2007. Battelle has served as the Company’s independent registered public accounting firm since 2005.

The fees billed by Battelle in 2007 and 2006 for the indicated services performed during 2007 and 2006 were as follows:

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees	$174,700	$165,000
Audit-Related Fees	—	34,600
Tax Fees	—	—
All Other Fees	—	—

Total	$174,700	$199,600

Audit Fees for 2007 and 2006 were for professional services rendered for the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees for 2006 consist of fees for additional services related to due diligence. There were no audit-related fees in 2007.

Representatives of Battelle & Battelle LLP are expected to be present at the annual meeting, and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

Pre-Approval of Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit and non-audit services provided by our independent registered public accounting firm to the engagement of the independent registered public accounting firm with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to evaluate and pre-approve the engagement of the independent registered public accounting firm when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting.

None of the services described above were approved by the Audit Committee under the de minimus exception to pre-approval provided in Securities and Exchange Commission rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own 10% or more of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that all of our executive officers and directors complied with all filing requirements applicable to them, except for one late Form 4 for each of Messrs. Green, Hottenroth and Smith and one late Form 3 for Ms. Boyer.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2009 annual meeting, expected to be held in May 2009, must be received by our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833, no later than December 5, 2008.

Shareholder proposals not intended to be included in the proxy statement and form of proxy for the 2009 annual meeting, as well as proposed shareholder nominations for the election of directors at the 2009 annual meeting must each comply with advance notice procedures set forth in our Amended and Restated Code of Regulations to be properly brought before the 2009 annual meeting. In general, written notice of a shareholder proposal or a director nomination not to be included in the proxy statement and form of proxy must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the company first mailed our proxy materials for the prior year’s annual meeting. With regard to the 2009 Annual Meeting of Shareholders, written notice must be received by our Secretary at the address above between January 4, 2009 and February 3, 2009. If we do not receive the notice between these dates, the notice will be considered untimely.

In addition to timing requirements, the advance notice provisions of our Amended and Restated Code of Regulations contain informational content requirements that also must be met. A copy of our Amended and Restated Code of Regulations may be obtained by writing to our Secretary at the address below.

OTHER MATTERS

Our Board of Directors is not aware of any matter to come before the meeting other than those mentioned in the accompanying notice. If other matters shall properly come before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming annual meeting, we will mail, at no charge to the shareholder, a copy of our Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for our most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good-faith representation that as of the record date for the annual meeting, the person making the request was the beneficial owner of securities entitled to vote at such annual meeting. Written requests for the Annual Report on Form 10-K should be directed to:

Guy Kevin Borders

Vice President of Marketing & Product Development and Secretary

PECO II, Inc.

1376 State Route 598

Galion, Ohio 44833

You are urged to sign and return your proxy promptly in order to make certain your shares will be voted at the annual meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

GUY KEVIN BORDERS

Vice President of Marketing & Product

Development and Secretary

April 4, 2008

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.

ò Please fold and detach card at perforation before mailing. ò

PECO II, INC.
ANNUAL MEETING OF SHAREHOLDERS May 6, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints E. Richard Hottenroth and James L. Green, and each of them acting alone, as proxy holders and attorneys, with full power of substitution to each, to appear and vote all of the Common Shares of PECO II, Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on May 6, 2008, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as indicated on the reverse side.

Dated: _______________________
________________________, 2008

Signature

Signature
Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê    Please fold and detach card at perforation before mailing.    ê

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2.

PECO II’s Board of Directors recommends a vote FOR all Nominees listed below and FOR Proposal 2.

1. ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐ WITHHOLD Authority
(except as marked to the contrary below)	to vote for all nominees listed below

(To withhold authority to vote for a nominee, draw a line through the nominee’s name)

John G. Heindel Albert Chang Thomas R. Thomsen

2.      To approve a shareholder resolution to authorize the Board of Directors, in its sole and absolute discretion without further action of the shareholders, to amend the Company’s Amended and Restated Articles of Incorporation to implement a reverse stock split of the Company’s common shares, without par value, at a ratio of 1-for-10 at any time prior to December 31, 2008.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. In their discretion, to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

☐ Check box if you plan to attend the meeting.

(Continued, and to be signed and dated on reverse side)